Exhibit 10.23

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PURCHASE AGREEMENT

by and among

HEDGE CONNECTION INC.,

RISE FINANCIAL SERVICES, LLC

AND

LISA VIONI

January 21, 2022

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This PURCHASE AGREEMENT, dated as of January 21, 2022 (this “Agreement”), is by and among Hedge Connection Inc. organized under the laws of Florida (the “Company”), RISE Financial Services, LLC, a limited liability company organized under the laws of Delaware (the “RISE Financial”), and Lisa Vioni (“Vioni”). Each of the Company, RISE Financial, and Vioni are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company offers a marketing platform for hedge funds and serves as an information portal for hedge funds and investors by using propriety, patented technology;

WHEREAS, RISE Financial offers, among other services, prime brokerage services to hedge funds and other customers;

WHEREAS, RISE Financial desires to acquire from the Company: (a) newly issued capital stock of the Company equaling twenty percent (20%) of the issued and outstanding capital stock of the Company on a post-Closing basis; (b) an option to acquire up to one hundred percent (100%) of the issued and outstanding capital stock of the Company held by Vioni; and (c) a technology license for the Company’s technology, all in accordance with the terms and conditions set forth in this Agreement and the other documents and instruments executed in connection therewith;

NOW THEREFORE, in consideration of the foregoing premises, which are hereby incorporated into the terms hereof, and the respective representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I. DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms have the meanings assigned to them in this Section 1.1:

(a)               “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities of such corporation or the voting interest of such partnership or limited liability company.

(b)              “Agents” means, with respect to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants and other representatives of such Person.

(c)               “Agreement” has the meaning set forth in the preamble to this Agreement.

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(d)               “Associated Person” has the meaning set forth in Section 3(a)(18) of the Exchange Act or the meaning set forth in the Commodity Exchange Act, as applicable.

(e)               “Business” means the provision of prime brokerage broker-dealer services.

(f)                “Business Day” means any day other than a Saturday, Sunday or other day on which banks located in the State of New York are authorized or required by Law to close.

(g)               “Closing” has the meaning set forth in Section 2.3.

(h)               “Closing Date” has the meaning as set forth in Section 2.3.

(i)                 “Code” means the Internal Revenue Code of 1986.

(j)                 “Common Stock” means the Common Stock, no par value, of the Company;

(k)            “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(l)                 “Consulting Agreement” has the meaning set forth in Section 2.4.

(m)             “Contract” means any written or oral contract, lease, license, indenture, undertaking or other agreement that is legally binding.

(n)               “Covered Losses” has the meaning set forth in Section 7.2(a).

(o)               “Deductible” has the meaning set forth in Section 7.2(b).

(p)               “Disclosure Schedule” has the meaning set forth in Article IV.

(q)               “Dollars” or “$” means the lawful currency of the United States.

(r)                “Exchange Act” means the Securities Exchange Act of 1934.

(s)               “Financial Statements” means includes all of the following: (a) the balance sheet and the related statements of income and expenses, retained earnings, changes in financial position and cash flows for the twelve-month period then ended; and (b) any and all interim financial statements thereafter issued.

(t)                “Financial Statement Date” means the date of the most recent Financial Statements.

(u)               “FINRA” means the Financial Industry Regulatory Authority, Inc.

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(v)               “Form BD” means the Uniform Application for Broker-Dealer Registration.

(w)            “Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, regulatory, governmental or quasi-governmental entity, including any SRO with competent jurisdiction.

(x)               “Indemnitee” means any Person that is entitled to indemnification pursuant to the provisions of this Agreement.

(y)               “Indemnitor” means any Party from which a Person is entitled to indemnification pursuant to the provisions of this Agreement.

(z)               “Knowledge” means, (i) in the case of RISE Financial, the actual knowledge, after reasonable inquiry, of Andrew Reich and (ii) in the case of the Company, the actual knowledge, after reasonable inquiry, of Vioni.

(aa)           “Law” means, with respect to any Person, any statute, law, code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person.

(bb)          “Legal Proceeding” means any legal proceeding (whether at law or in equity) or arbitration before, or any formal investigation by, a Governmental Entity.

(cc)           “Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest or other encumbrance in respect of such property or asset.

(dd)           “Losses” has the meaning set forth in Section 7.2(a).

(ee)            “Material Contracts” have the meaning set forth in Section 3.13.1

(ff)               “Notice of Claim” has the meaning set forth in Section 7.4(a).

(gg)            “Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made or rendered by any Governmental Entity that possesses competent jurisdiction.

(hh)            “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

(ii)             “Permit” means consent, approval, license, permit, certificate or authorization from any Governmental Entity.

(jj)              “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization or Governmental Entity.

(kk)          “Records” means the books and records (including those that are required to be maintained pursuant to Section 17(a) of the Exchange Act, the Commodity Exchange Act, FINRA,

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state securities and insurance regulators and other applicable rules of any applicable Governmental Entity).

(ll)             “Registered Representative” means a Futures Registered Representative or a Securities Registered Representative.

(mm)    “Securities Registered Representative” means a Person registered with FINRA as a representative of RISE Financial to offer and sell securities products.

(nn)            “SEC” means the United States Securities and Exchange Commission.

(oo)            “SEC Reports” has the meaning set forth in Article III.

(pp)            “Shares” has the meaning set forth in Section 2.1(a).

(qq)            “RISE Financial” has the meaning set forth in the preamble to this Agreement.

(rr)              “Company” has the meaning set forth in the preamble to this Agreement.

(ss)             “Company Indemnitees” has the meaning set forth in Section 7.2(a).

(tt)               “RISE Financial” has the meaning set forth in the preamble to this Agreement.

(uu)            “RISE Financial Membership Interests” has the meaning set forth in Section 2.1(c).

(vv)            “SRO” means any self-regulatory organization, including FINRA.

(ww)        “Survival Period” has the meaning set forth in Section 7.1(c).

(xx)            “Tax” or “Taxes” means (a) any United States local, state or federal or foreign income, gross receipts, license, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security (or similar including FICA), unemployment, registration, disability, occupation, real property, escheat, unclaimed property, severance, stamp, premium, windfall profits, environmental, customs, duties, capital stock, excise, alternative or add-on minimum, estimated or other taxes of any kind or any charge of any kind in the nature of (or similar to) taxes imposed by a Taxing Authority, including any interest, penalty or addition thereto, in each case whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor.

(yy)          “Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

(zz)             “Third Party Claim” has the meaning set forth in Section 7.4(a).

(aaa)        “Technology Licenses” has the meaning set forth in Section 2.2.

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(bbb)       “Third Party Defense” has the meaning set forth in Section 7.4(b).

Section 1.2 Construction. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include the other genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section or paragraph of this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) the word “or” shall be disjunctive and not exclusive; and (h) any reference to a statute or regulation is to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation includes any successor to the section. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Article II. COMPANY COMMON STOCK AND OPTION PURCHASE; TECHNOLOGY LICENSE; VIONI REGISTRATION

Section 2.1 Sale and Issuance of the Company Common Stock and Option to Purchase Common Stock. Subject to the terms and conditions of this Agreement,

(a)          RISE Financial agrees to purchase at the Closing and the Company agrees to sell and issue to RISE Financial at the Closing (i) Fifty (50) newly issued shares of Common Stock of the Company (the “Shares”), which represents Twenty percent (20%) the post-Closing issued and outstanding capitalization.

(b)          RISE Financial agrees to purchase at the Closing and Vioni agrees to sell to RISE Financial at the Closing an option, in the form attached hereto as Exhibit A (the “Option”), to purchase up to One Hundred percent (100%) of the Common Stock of Company held by Vioni, exercisable until December 31, 2023, at a per share excise price set forth in the Option.

(c)          The total consideration to be paid by RISE Financial to the Company for the Shares shall be Six Hundred Thousand Dollars ($600,000), which shall be payable (and the Shares shall be issuable) in three installments as follows: (i) the first installment in the amount of One Hundred Thousand Dollars ($100,000) cash, payable thirty (30) days from the date of this Agreement, with eight (8) Shares being issued upon the payment thereof; (ii) the second installment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) cash, payable ninety (90) days from the date of this Agreement, with twenty-one (21) Shares being issued upon the payment thereof; and (iii)

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the third installment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) cash, payable one hundred eighty (180) days from the date of this Agreement, with the final twenty-one (21) Shares being issued upon the payment thereof.

(d)          The total consideration to be paid by RISE Financial to Vioni for the Option shall be Four Hundred Thousand Dollars ($400,000) payable as follows: on the Closing Date, RISE Financial shall deliver to Vioni membership interests in RISE Financial (“RISE Financial Membership Interests”) representing Three and 333/1000 percent (3.333%) of the issued and outstanding membership interests of RISE Financial.

Section 2.2 Technology License. The Company and RISE Financial shall enter into a technology license agreement in the form attached hereto as Exhibit B (the “Technology License”), pursuant to which RISE Financial shall agree to pay the Company a Technology License fee equal to Two Hundred Fifty Thousand Dollar ($250,000) per year during the term thereof.

Section 2.3 Vioni Registration. Vioni shall become a registered representative of RISE Financial on an exclusive basis. RISE Financial shall have no interest in any compensation earned by Vioni prior to the date of this Agreement. RISE Financial and Vioni will enter into a consulting agreement in the form attached hereto as Exhibit C.

Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date this Agreement is executed by electronic exchange of the documents (which may be in counterparts) required to be delivered pursuant to Article VI of this Agreement or such other date as the Parties may agree (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

Article III. REPRESENTATIONS AND WARRANTIES OF RISE Financial

RISE Financial represents and warrants to the Company that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date.

SECTION 3.1 Existence. RISE Financial is a limited liability company, validly existing and in good standing under Delaware law and has unconditional power and authority to conduct its business and own its properties as now conducted and owned. Exhibit 3.1 is a true copy of the RISE Financial Operating Agreement, with all amendments. RISE Financial is qualified as a foreign corporation to do business in all jurisdictions in which the nature of its properties and business requires such qualification and in which noncompliance with such qualification would materially affect RISE Financial's business.

SECTION 3.2 Power and Authority. RISE Financial has unconditional power and authority, and has taken all required and other action necessary (including membership approval, if necessary) to permit it to own and hold properties to carry on its current business, to execute and deliver this Agreement, to issue and sell the RISE Financial Membership Interests as herein provided and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required by this Agreement, and none of such actions will violate any provision of RISE Financial's Operating Agreement, or result in the breach of or constitute a default under any agreement or instrument to which RISE Financial is a party or by which it is

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bound or result in the creation or imposition of any material lien, claim or encumbrance on any asset of RISE Financial. This Agreement has been duly executed and delivered by RISE Financial and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the valid and binding obligation of RISE Financial enforceable against RISE Financial in accordance with its terms. No event has occurred and no condition exists which would constitute a violation of this Agreement. Neither this Agreement nor any other gives any person rights to terminate any agreements with RISE Financial or otherwise to exercise rights against RISE Financial.

SECTION 3.3 Financial Condition. RISE Financial has previously furnished to the Company its Financial Statements1, which, together with the footnotes thereto, are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of RISE Financial as of the dates specified.

SECTION 3.3.1 Absence of Undisclosed Liabilities. As of the Financial Statement Date, RISE Financial had (and on the date hereof RISE Financial has) no material liabilities (matured or unmatured, fixed or contingent, which are not fully reflected or provided for on the balance sheet of RISE Financial as at the Financial Statement Date), or any material loss contingency (as defined in Financial Accounting Standards Board’s Accounting Standards Codification Topic 450 (ASC 450)) whether or not required to be shown on the Balance Sheets, except (i) obligations to perform under commitments incurred in the ordinary course of business after the Financial Statement Date, (ii) tax and related liabilities due and specifically set forth in Exhibit 3.3.1, and (iii) other liabilities as set forth in Exhibit 3.3.1.

SECTION 3.3.2 Subsidiaries. RISE Financial has no subsidiaries and owns no capital stock or other securities, or rights or obligations to acquire the same, of any other entity.

SECTION 3.4 No Material Adverse Change. Since the Financial Statement Date there has been no material adverse change in the financial or other condition, properties or business operations of RISE Financial.

SECTION 3.5 Litigation. There are no suits, proceedings or investigations pending or threatened against or affecting RISE Financial or an officer of RISE Financial which could have a material adverse effect on the business, assets, or financial condition of RISE Financial or the ability of any officer to participate in the affairs of RISE Financial, or which concern in any material way the transactions contemplated by the Agreement. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to RISE Financial) involving the prior employment of any employees or currently contemplated prospective employees of RISE Financial or their use, in connection with the business of RISE Financial, of any information or techniques which might be alleged to be proprietary to their former employer(s).

SECTION 3.6 Other Relationships. Except as set forth in Exhibit 3.6, to the best knowledge of RISE Financial, the officers of RISE Financial have no interest (other than as noncontrolling

1 NTD: to be provided.

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holders of securities of a publicly traded company), either directly or indirectly, in any entity, including without limitation, any corporation, partnership, joint venture, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (i) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which RISE Financial is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with RISE Financial; or (iii) has any direct or indirect interest in any asset or property used by RISE Financial or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of RISE Financial. Except as set forth in Exhibit 3.6 hereto, no current or former stockholder, director, officer or employee of RISE Financial nor any Affiliate of any such person, is at present, or since the inception of RISE Financial has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee) with RISE Financial providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.

SECTION 3.7 Licenses; Compliance with Laws, Other Agreements, etc. All Permits that RISE Financial requires in order to own, lease, maintain, operate and conduct the Business as currently conducted are held by RISE Financial, except for such Permits the failure of which to have would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets. RISE Financial is in material compliance with the terms of all such Permits, and RISE Financial has maintained all Records in accordance with the Exchange Act, the Commodity Exchange Act and all other applicable Law in all material respects

Without limiting the generality of the foregoing:

(i)	RISE Financial is (A) a broker-dealer duly registered with the SEC under the Exchange Act, (B) a member of FINRA, and (C) registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of its business requires such registration, licensing or qualification.
(ii)	RISE Financial is (A) an introducing broker, duly registered with the CFTC under the Commodity Exchange Act, (B) a member of NFA, and (C) registered, licensed or qualified as an introducing broker in each jurisdiction where the conduct of its business requires such registration, licensing or qualification.
(iii)	Each RISE Financial Registered Representative is duly registered or appointed as required by applicable Law and such registration or appointment is in full force and effect. Each RISE Financial Registered Representative has all approvals of the relevant Governmental Entities necessary to carry on RISE Financial Registered Representative’s business as an Associated Person, as currently conducted and all of such approvals of the relevant Governmental Entities are in full force and effect.
(iv)	RISE Financial has not been, nor to the Knowledge of RISE Financial has RISE Financial Registered Representatives been, subject to any Legal Proceeding that

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have not already been disclosed or would be required to be disclosed on Form BD, Form 7-R, Form U-4 or Form 8-R, as applicable, and no such Legal Proceeding is pending or, to the Knowledge of RISE Financial, threatened.

SECTION 3.8 Statutory Disqualification. RISE Financial is not, nor are any of RISE Financial’s Associated Persons, currently subject to a “statutory disqualification” (as such term is defined in the Exchange Act or FINRA’s Bylaws) and there is no investigation pending or, to the Knowledge of RISE Financial, threatened in writing against RISE Financial or any of its Associated Persons, that would or would reasonably be expected to result in a statutory disqualification, or suspension or revocation of the registration of any Affiliate of RISE Financial as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act. No fact relating to RISE Financial or, to the Knowledge of RISE Financial, any “control affiliate” thereof, as defined in Form BD, requires any response in the affirmative to any question in Items 11 of Form BD, which has heretofore not been disclosed.

SECTION 3.9 Intellectual Property Rights. All trademarks, service marks, trade names, copyrights (which have been filed with the federal copyright authorities) and rights or licenses to use the same, and any and all applications therefor, presently owned or held by RISE Financial, as well as all trade secrets and similar proprietary information owned or held by RISE Financial, are all that are required to enable RISE Financial to conduct its business as now conducted, and RISE Financial believes that it either now owns, has the right to use, possesses or will be able to obtain possession of or develop, and (with respect to its trade secrets and similar proprietary information) has provided adequate safeguards and security for the protection of, all such rights which it will require to conduct its business as proposed to be conducted. RISE Financial has not received any formal or informal notice of infringement or other complaint that RISE Financial's operations traverse or infringe rights under patents, trademarks, service marks, trade names, trade secrets, copyrights or licenses or any other proprietary rights of others, nor does RISE Financial have any reason to believe that there has been any such infringement. No person affiliated with RISE Financial has wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, and no person affiliated with RISE Financial has violated any confidential relationship which such person may have had with any third party. RISE Financial has and will have full right and authority to utilize the processes, systems and techniques presently employed by it in the design, development and delivery of its present Business and all rights to any processes, systems and techniques developed by any employee or consultant of RISE Financial have been and will be duly and validly assigned to RISE Financial. No royalties, honorariums or fees are or will be payable by RISE Financial to other persons by reason of the ownership or use by RISE Financial of said patents, trademarks, service marks, trade names, trade secrets, copyrights or rights or licenses to use the same or similar proprietary information, or any and all applications therefor. RISE Financial has all material governmental approvals, authorizations, consents, licenses and permits necessary or required to conduct its Business.

SECTION 3.10 Government Approvals. Except as may be required by any state securities "blue sky" laws, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other Person is required

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in connection with the execution, delivery or performance by RISE Financial of this Agreement or the business of RISE Financial or any of its Subsidiaries in order to consummate the transactions contemplated in this Agreement. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the knowledge of RISE Financial, threatened attack by appeal or direct proceeding or otherwise.

SECTION 3.11 Ownership and Membership Interests. Exhibit 3.11 sets forth the outstanding membership interests of RISE Financial.

SECTION 3.12 Brokers, etc. RISE Financial has not dealt with any broker, finder, or other similar person in connection with the purchase of the Shares and the transactions contemplated by this Agreement, and RISE Financial is not under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

SECTION 3.13 Contracts and Commitments, etc.

SECTION 3.13.1 Material Contracts. Exhibit 3.13 sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date that are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, RISE Financial of $100,000 or more;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring annual payments or expenses by any party of $150,000 or more;

(iii) each Contract with any current officer, director or employee of RISE Financial, under which RISE Financial (A) has continuing obligations for payment of an annual base salary of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of RISE Financial;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability RISE Financial or partnership arrangement to which RISE Financial is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by RISE Financial;

(vi) all Contracts under which RISE Financial is obligated to pay royalties thereunder;

(vii) all Contracts limiting the freedom of RISE Financial to compete in any line of business or industry, with any Person or in any geographic area or from soliciting or hiring any Person with respect to employment;

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(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by RISE Financial, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(viii) all Contracts with or pertaining to RISE Financial to which any Affiliate of RISE Financial is a party, other than any Contracts relating to such Affiliate’s status as a member of RISE Financial;

(ix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which RISE Financial holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(x) all Contracts creating or otherwise relating to outstanding indebtedness (other than inter-company indebtedness);

(xi) all Contracts relating to the voting or control of the equity interests of RISE Financial or the election of directors of RISE Financial (other than the organizational documents of RISE Financial);

(xii) all Contracts not cancellable by RISE Financial with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to RISE Financial in excess of $100,000 per the terms of such contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement; and

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement.

SECTION 3.13.2 Enforceability. Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against RISE Financial and each counterparty that is party thereto, subject, in the case of this clause (iii), subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Neither RISE Financial nor, to RISE Financial’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. RISE Financial has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. RISE Financial has made available true, correct and complete copies of all Material Contracts.

SECTION 3.13.3. Compliance. RISE Financial is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any indebtedness.

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SECTION 3.14 Employee Benefit Plans. Exhibit 3.14 hereto sets forth a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by RISE Financial (the "Retirement Plans"). Neither RISE Financial nor any entity which is treated as a single employer along with RISE Financial under Section 414(b), (c), (m) or (o) of the Code maintains or contributes to, or has ever maintained or contributed to, or been required to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA. Exhibit 3.14 hereto also sets forth a list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each other employee benefit plan, program, arrangement, practice or contract, whether formal or informal, maintained by RISE Financial providing benefits or compensation to or on behalf of employees or former employees of RISE Financial (the "Benefits Plans"). The Retirement Plans and Benefit Plans are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and the Retirement Plans are qualified under Section 401(a) of the Code. No contributions are required to be made by RISE Financial to any Retirement Plan and all other liabilities with respect to any Retirement Plan or Benefit Plan shall have been satisfied prior to or on the Closing Date. RISE Financial has filed or caused to be filed all reports required to be filed by it with the Internal Revenue Service or the Department of Labor under applicable provisions of ERISA and the Code with respect to each of the Retirement Plans and Benefit Plans. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Retirement Plan subject to Title IV of ERISA that has not been satisfied in full.

Section 3.15 Independent Investigation and Reliance.

(a)               RISE Financial has conducted its own independent investigation, review and analysis of the Company. RISE Financial has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. In making its decision to enter into this Agreement and the other agreements and instruments contemplated hereby to which RISE Financial is a party and to consummate the transactions contemplated hereby and thereby, RISE Financial has relied solely upon its own investigation and the express representations and warranties set forth in Article IV. RISE Financial represents and warranties that: (i) neither the Company nor Vioni has made any representation or warranty, express or implied, regarding the Company, except as expressly set forth in Article IV; and (ii) in entering into this Agreement, RISE Financial is not relying on any other representation or warranty, express or implied, regarding the Company, except as expressly set forth in Article IV.

(b)              Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV, neither Company, nor Vioni is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Company’s operations or condition (financial or otherwise), the nature or extent of any liabilities, the prospects of the business of Company, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings or other information (financial or otherwise) regarding Company furnished to RISE Financial, its Affiliates, advisors or other representatives or its representatives or made available to RISE Financial, its Affiliates, advisors or other representatives or its representatives in any data room, management presentations or in any other form in expectation of, or in connection with, the

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transactions contemplated by this Agreement. RISE Financial acknowledges and agrees that any claims RISE Financial may have for or based on a breach of, or inaccuracy in, any representation or warranty, including claims for or as a result of fraud of a Company or Vioni, shall be based solely on the representations and warranties expressly set forth in Article IV. RISE Financial further represents and warrants that, except as expressly set forth in Article IV, neither of the Company nor Vioni, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Company or the transactions contemplated by this Agreement.

Section 3.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (as modified by the Schedules hereto): (i) RISE Financial makes no other express or implied representation or warranty with respect to or otherwise relating to RISE Financial; and (ii) RISE Financial disclaims all liability and responsibility for any other representation, warranty, projection, forecast, statement, or information (including any opinion, information, projection, or advice that may have been or may be provided, made, communicated, or furnished (orally or in writing) to Vioni or the Company.

Article IV. REPRESENTATIONS AND WARRANTIES of

THE COMPANY AND VIONI

The Company and Vioni, jointly and severally, represent and warrant to RISE Financial that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, each representation and warranty contained in this Article IV is true and correct as of the date hereof and as of the Closing Date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Article IV only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections

SECTION 4.1 Organization, Good Standing, Corporate Power and Qualification.. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect

SECTION 4.2 Capitalization.

(a)               The authorized capital of the Company consists, immediately prior to the Closing, of:

(i)               Two Hundred (200) shares of common stock, no par value per share (the “Common Stock”), Two Hundred (200) shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

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(ii)               No shares of Preferred Stock are authorized, issued or outstanding immediately prior to the Closing.

(b)              The Company has not reserved any shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to any stock option plan and has no such stock option plan.

(c)              There are no outstanding stock options or outstanding securities convertible into Common Stock.

SECTION 4.2 Power and Authority. The Company has unconditional power and authority, and has taken all required and other action necessary (including membership approval, if necessary) to permit it to own and hold properties to carry on its current business, to execute and deliver this Agreement, to issue and sell the Shares as herein provided and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required by this Agreement, and none of such actions will violate any provision of the Company’ Articles of Incorporation or Bylaws, or result in the breach of or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any asset of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by RISE Financial) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. No event has occurred and no condition exists which would constitute a violation of this Agreement. This Agreement does not give any person rights to terminate any agreements with the Company or otherwise to exercise rights against the Company.

The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations of RISE Financial in Article 3 of this Agreement and subject to the filings described in the Voting Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

SECTION 4.3 Financial Condition. The Company has previously furnished to RISE Financial its Financial Statements, which, together with the footnotes thereto, are complete and correct, and fairly present the financial condition of the Company as of the dates specified in all material respects.

SECTION 4.3.1. Absence of Undisclosed Liabilities. As of the Financial Statement Date, the Company had (and on the date hereof the Company has) no material liabilities (matured or unmatured, fixed or contingent, that are not fully reflected or provided for on the balance sheet of the Company as at the Financial Statement Date), or any material loss contingency (as defined in Financial Accounting Standards Board’s Accounting Standards Codification Topic 450 (ASC 450)) whether or not required to be shown on the Balance Sheets, except (i) obligations to perform under commitments incurred in the ordinary course of business after the Financial Statement Date, (ii) tax and related liabilities due and specifically set forth in Exhibit 4.3.1, and (iii) other liabilities as set forth in Exhibit 4.3.1.

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SECTION 4.3.2. Subsidiaries. The Company has no subsidiaries and owns no capital stock or other securities, or rights or obligations to acquire the same, of any other entity.

SECTION 4.4 No Material Adverse Change. Since the Financial Statement Date there has been no material adverse change in the financial or other condition, properties or business operations of the Company.

SECTION 4.5 Litigation. There are no suits, proceedings or investigations pending or threatened against or affecting the Company or an officer of the Company which could have a material adverse effect on the business, assets, or financial condition of the Company or the ability of any officer to participate in the affairs of the Company, or which concern in any material way the transactions contemplated by the Agreement. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any employees or currently contemplated prospective employees of the Company or their use, in connection with the business of the Company, of any information or techniques which might be alleged to be proprietary to their former employer(s).

SECTION 4.6 Other Relationships. Except as set forth in Exhibit 4.6, to the best knowledge of the Company, the officers of the Company have no interest (other than as noncontrolling holders of securities of a publicly traded company), either directly or indirectly, in any entity, including without limitation, any corporation, partnership, joint venture, proprietorship, firm, person, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant, or otherwise) that presently (i) provides any services or designs, produces and/or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which the Company is now engaged; (ii) is a supplier of, customer of, creditor of, or has an existing contractual relationship with the Company; or (iii) has any direct or indirect interest in any asset or property used by the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of the Company. Except as set forth in Exhibit 4.6 hereto, no current or former stockholder, director, officer or employee of the Company nor any Affiliate of any such person, is at present, or since the inception of the Company has been, directly or indirectly through his affiliation with any other person or entity, a party to any transaction (other than as an employee) with the Company providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such person.

SECTION 4.7 Licenses; Compliance with Laws, Other Agreements, etc. All Permits that the Company requires in order to own, lease, maintain, operate and conduct the Business as currently conducted are held by the Company, except for such Permits the failure of which to have would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Assets. The Company is in material compliance with the terms of all such Permits, and the Company has maintained all Records in accordance with the Exchange Act, the Commodity Exchange Act and all other applicable Law in all material respects.

Without limiting the generality of the foregoing:

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(i)	Vioni is registered with a broker-dealer that is (A) duly registered with the SEC under the Exchange Act, (B) a member of FINRA, and (C) registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of its business requires such registration, licensing or qualification.
(ii)	the Company has not been, nor to the Knowledge of the Company has Vioni been, subject to any Legal Proceedings that have not already been disclosed or would be required to be disclosed on Form BD, Form 7-R, Form U-4 or Form 8-R, as applicable, and no such Legal Proceeding is pending or, to the Knowledge of the Company, threatened.

SECTION 4.8 Statutory Disqualification. Neither the Company nor Vioni is currently subject to a “statutory disqualification” (as such term is defined in the Exchange Act or FINRA’s Bylaws) and there is no investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Associated Persons, that would or would reasonably be expected to result in a statutory disqualification, or suspension or revocation of the registration of any Affiliate of the Company as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act. No fact relating to the Company or, to the Knowledge of the Company, any “control affiliate” thereof, as defined in Form BD, requires any response in the affirmative to any question in Items 11 of Form BD, which has heretofore not been disclosed.

SECTION 4.9 Intellectual Property Rights.

(a)          The Company owns or possesses sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)          To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)          Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)          The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

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(e)          Each employee, contractor and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants.

(f)           Section 2.8(f) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(g)          The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company IP (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company IP; (iii) the creation of any obligation for the Company with respect to Company IP owned by the Company, or the grant to any third party of any rights or immunities under Company IP owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company IP.

(h)          No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

SECTION 4.10 Government Approvals. Except as may be required by any state securities "blue sky" laws, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other Person is required in connection with the execution, delivery or performance by the Company of this Agreement or the business of the Company in order to consummate the transactions contemplated in this

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Agreement. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the knowledge of the Company, threatened attack by appeal or direct proceeding or otherwise.

SECTION 4.11 Ownership and Membership Interests. Exhibit 4.11 sets forth the outstanding membership interests of the Company.

SECTION 4.12 Brokers, etc. Company has not dealt with any broker, finder, or other similar person in connection with the purchase of the Shares and the transactions contemplated by this Agreement, and Company is not under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

SECTION 4.13 Contracts and Commitments, etc.

SECTION 4.13.1 Material Contracts. Exhibit 4.13 sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date that are currently in effect and to which either the Company or the Company is a party (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company or the Company of $100,000 or more;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring annual payments or expenses by any party of $100,000 or more;

(iii) each Contract with any current officer, director or employee of the Company or the Company, under which the Company or the Company (A) has continuing obligations for payment of an annual base salary of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company or the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability the Company or the Company or partnership arrangement to which the Company or the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company or the Company;

(vi) all Contracts under which the Company or the Company is obligated to pay royalties thereunder;

(vii) all Contracts limiting the freedom of the Company or the Company to compete in any line of business or industry, with any Person or in any geographic area or from soliciting or hiring any Person with respect to employment;

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(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(viii) all Contracts with or pertaining to the Company or the Company to which any Affiliate of the Company or the Company is a party, other than any Contracts relating to such Affiliate’s status as a member of the Company or the Company;

(ix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company or the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(x) all Contracts creating or otherwise relating to outstanding indebtedness (other than inter-company indebtedness);

(xi) all Contracts relating to the voting or control of the equity interests of the Company or the Company or the election of directors of the Company or the Company (other than the organizational documents of the Company or the Company);

(xii) all Contracts not cancellable by the Company or the Company with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company or the Company in excess of $100,000 per the terms of such contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement; and

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement.

SECTION 4.13.2 Enforceability. Each Material Contract is, to the Knowledge of the Company (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or the Company and each counterparty that is party thereto, subject, in the case of this clause (iii), subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company or the Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

SECTION 4.13.3 Compliance. The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any indebtedness, in any agreement required to be listed on Exhibit 4.13 of the Disclosure Schedule. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any indebtedness.

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SECTION 4.14 Employee Benefit Plans. Exhibit 4.14 hereto sets forth a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the Company (the "Retirement Plans"). Neither the Company nor any entity which is treated as a single employer along with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or contributes to, or has ever maintained or contributed to, or been required to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any plan subject to Title IV of ERISA. Exhibit 4.14 hereto also sets forth a list of each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each other employee benefit plan, program, arrangement, practice or contract, whether formal or informal, maintained by the Company providing benefits or compensation to or on behalf of employees or former employees of the Company (the "Benefits Plans"). The Retirement Plans and Benefit Plans are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and the Retirement Plans are qualified under Section 401(a) of the Code. No contributions are required to be made by the Company to any Retirement Plan and all other liabilities with respect to any Retirement Plan or Benefit Plan shall have been satisfied prior to or on the Closing Date. The Company has filed or caused to be filed all reports required to be filed by it with the Internal Revenue Service or the Department of Labor under applicable provisions of ERISA and the Code with respect to each of the Retirement Plans and Benefit Plans. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Retirement Plan subject to Title IV of ERISA that has not been satisfied in full.

SECTION 4.15 Investment Representations.

SECTION 4.15.1. Suitability as an Investor. Vioni (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge, skill and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in RISE Financial and RISE Financial and the suitability thereof as an investment for it, (ii) understands that an investment in the Shares and the RISE Financial Membership Interests involve a risk of financial loss, and (iii) has received such documents and information as it has requested and has had an opportunity to ask questions of RISE Financial and RISE Financial and to receive satisfactory answers concerning the terms and conditions of the investment proposed herein.

SECTION 4.15.2. Investment. Vioni has not entered into any agreement to transfer the RISE Financial Membership Interests to any other party. Vioni is acquiring the RISE Financial Membership Interests for investment for her own account and not with a view to, or for resale in connection with, any distribution thereof in violation of federal and state securities laws.

SECTION 4.15.3. Restricted Securities. Vioni understands that the RISE Financial Membership Interests will be characterized as “restricted securities” under the federal securities laws in as much as they are being acquired from RISE Financial in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Vioni represents that she is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Vioni acknowledges that the certificates evidencing the Shares and the RISE Financial Membership Interests will bear a legend in substantially the following form:

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THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT THEN IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

Section 4.16 Independent Investigation and Reliance.

(a)             Vioni and the Company have conducted their own independent investigation, review and analysis of RISE Financial. Vioni and the Company have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of RISE Financial for such purpose. In making its decision to enter into this Agreement and the other agreements and instruments contemplated hereby to which each of Vioni and the Company is a party and to consummate the transactions contemplated hereby and thereby, Vioni and the Company have relied solely upon their own investigation and the express representations and warranties set forth in Article III. Vioni and the Company represent and warrant that: (i) RISE Financial has not made any representation or warranty, express or implied, regarding RISE Financial, except as expressly set forth in Article IV; and (ii) in entering into this Agreement, neither Vioni nor the Company is relying on any other representation or warranty, express or implied, regarding RISE Financial, except as expressly set forth in Article IV.

(b)          Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in Article IV, RISE Financial is not making nor has made any representation or warranty, express or implied, at law or in equity, in respect of RISE Financial’s operations or condition (financial or otherwise), the nature or extent of any liabilities, the prospects of the business of RISE Financial, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings or other information (financial or otherwise) regarding RISE Financial furnished to Vioni, the Company, its Affiliates, advisors or other representatives or its representatives or made available to Vioni, the Company, its Affiliates, advisors or other representatives or its representatives in any data room, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Vioni and the Company acknowledge and agree that any claims Vioni or the Company may have for or based on a breach of, or inaccuracy in, any representation or warranty, including claims for or as a result of fraud of RISE Financial, shall be based solely on the representations and warranties expressly set forth in Article IV. Vioni and the Company further represent and warrant that, except as expressly set forth in Article IV, RISE Financial has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding RISE Financial or the transactions contemplated by this Agreement.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Schedules hereto): (i) neither Company, nor Vioni makes any other express or implied representation or warranty with respect to or otherwise relating to the Company; and (ii) Company and Vioni disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, or

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information (including any opinion, information, projection, or advice that may have been or may be provided, made, communicated, or furnished (orally or in writing) to RISE Financial.

Article V. COVENANTS

Section 5.1 Publicity. No Party or its Affiliates shall issue any public announcement, communication or disclosure of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), except: (i) if such announcement or other communication is required by applicable Law or Order, in which case the disclosing Party shall, to the extent permitted by applicable Law or Order, first allow the other Party to review such announcement or communication and the reasonable opportunity to comment thereon; and (ii) announcements and communications to Governmental Entities in connection with Filings or Permits relating to the transactions contemplated by this Agreement, in which case the disclosing Party shall, to the extent permitted by applicable Law or Order, first allow the other Party to review such announcement or communication and the opportunity to comment thereon.

Section 5.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

Section 5.3 Further Actions. Subject to the terms and conditions of this Agreement, each of the Company, RISE Financial, and RISE Financial agrees to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

Article VI. CONDITIONS TO CLOSING

Section 6.1 Conditions to Closing; Obligations of the Company. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i)          Representations and Warranties. The representations and warranties of RISE Financial contained in Article 3 shall be true and correct in all respects as of such Closing.

(ii)         Performance. RISE Financial shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.

(iii)        Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

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(iv)        RISE Financial Rights Agreement. RISE Financial shall have executed and delivered the RISE Financial Rights Agreement in the form attached hereto as Exhibit E.

(v)         Option. RISE Financial shall have executed and delivered the Option and the fee to be paid in connection therewith.

(vi)        Voting Agreement. RISE Financial shall have executed and delivered the Voting Agreement in the form attached hereto as Exhibit F.

(vii)       Technology License. RISE Financial shall have executed and delivered the Technology License and the initial technology fee to be paid thereunder.

(viii)      Consulting Agreement. RISE Financial shall have executed and delivered the Consulting Agreement.

(ix)        Secretary’s Certificate. The Manager of the RISE Financial shall have delivered to Company at the Closing a certificate certifying (i) the Articles of Organization and Bylaws of RISE Financial as in effect at the Closing, and (ii) resolutions of the Board of Managers of RISE Financial approving the transaction contemplated by this Agreement and the documents to be delivered in connection herewith.

(x)         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Company and Company shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

Section 6.2 Conditions to Closing; Obligations of RISE Financial. Conditions to Obligations of RISE Financial. The obligations of each of RISE Financial and RISE Financial to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

(i)          Representations and Warranties. The representations and warranties of the Company contained in Article 4 shall be true and correct in all respects as of such Closing.

(ii)         Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

(iii)        Compliance Certificate. The President of the Company shall deliver to the Purchasers at such Closing a certificate certifying that the conditions specified in Sections 6.1(b)(i) and (ii) have been fulfilled.

(iv)        Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

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(v)         Board of Directors. As of the Closing, the authorized size of the Board shall be two, and the Board shall be comprised of Lisa Vioni, Rob Arthurs, and Gary Esayian.

(vi)        RISE Financial Rights Agreement. The Company shall have executed and delivered the RISE Financial Rights Agreement.

(v)         Option. The Company shall have executed and delivered the Option.

(vi)        Voting Agreement. The Company and Vioni shall have executed and delivered the Voting Agreement.

(vii)       Technology License. The Company shall have executed and delivered the Technology License.

(viii)      Consulting Agreement. Vioni shall have executed and delivered the Consulting Agreement.

(v)         Secretary’s Certificate. The Secretary of the Company shall have delivered to RISE Financial at the Closing a certificate certifying (i) the Articles of Incorporation and Bylaws of the Company as in effect at the Closing, and (ii) resolutions of the Board of Directors of the Company approving the transaction contemplated by this Agreement and the documents to be delivered in connection herewith.

(vi)        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to RISE Financial, and RISE Financial (shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

Article VII. INDEMNIFICATION

Section 7.1 Survival.

(a)               All representations and warranties contained in this Agreement shall survive the Closing for a period of twenty-four (24) months.

(b)               The covenants and agreements contained in this Agreement that by their terms do not contemplate performance after the Closing, as the case may be, shall not survive the Closing. The covenants and agreements contained in this Agreement that by their terms contemplate performance after the Closing shall survive in accordance with their terms.

(c)               The period for which a representation or warranty, covenant or agreement survives pursuant to this Section 7.1 is referred to herein as the “Survival Period.” In the event notice of a claim for indemnification under Section 7.2 or Section 7.3 is delivered in accordance with Section 7.4 or Section 7.5, as the case may be, within the Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive solely with respect to such claim until such claim is finally resolved.

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Section 7.2 Indemnification by RISE Financial.

(a)               Subject to the limitations set forth herein, after the Closing, RISE Financial shall indemnify and defend the Company against, and shall hold the Company, its Agents and its Affiliates, and each of the equityholders, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”) harmless from, any actual loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including reasonable attorneys’ fees) (collectively, “Losses”) suffered or incurred by or imposed on such the Company Indemnitee to the extent resulting from or arising out of (i) any breach of any representation and warranty of RISE Financial contained in Article III of this Agreement or the certificates delivered pursuant to Section 6.2, or (ii) any breach of the covenants or agreements of RISE Financial or RISE Financial contained in this Agreement.

(b)               RISE Financial shall not be liable for any Loss or Losses unless the claim for such Loss or Losses is brought within the Survival Period, and unless and until (A) the amount of Losses arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event exceeds $5,000 (“Covered Loss”) and (B) the aggregate amount of all Covered Losses incurred by the Company Indemnitees exceeds $15,000 (the “Deductible”). Notwithstanding anything contained herein to the contrary, the maximum amount of Covered Losses that shall be recoverable from RISE Financial in the aggregate shall be Sixty Thousand and 00/100 Dollars ($60,000.00).

(c)               The Company acknowledges and agrees that its and each the Company Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement and the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII; provided, that the provisions of this Section 7.2(c) shall not apply in the case of a claim for equitable remedies or intentional fraud.

Section 7.3 Indemnification by the Company and Vioni.

(a)              Subject to the limitations set forth herein, after Closing, the Company and Vioni, jointly and severally, shall indemnify and defend RISE Financial, their respective Agents and Affiliates, and each of the equityholders, heirs, executors, successors and assigns of any of the foregoing (collectively, the “RISE Financial Indemnitees”) against, and shall hold RISE Financial Indemnitees harmless from, any Loss suffered or incurred by or imposed on RISE Financial Indemnitees to the extent resulting from or arising out of (i) any breach of any representation and warranty of the Company or Vioni contained in Article III of this Agreement or the certificates delivered pursuant to Section 6.1, or (ii) any breach of the covenants or agreements of the Company contained in this Agreement.

(b)              The Company shall not be liable for any Loss or Losses unless the claim for such Loss or Losses is brought within the Survival Period, and unless and until (A) the Loss is a Covered Loss and (B) the aggregate amount of all Covered Losses incurred by RISE Financial Indemnitees exceeds the Deductible. Notwithstanding anything contained herein to the contrary, the maximum amount of Covered Losses that shall be recoverable from Company and Vioni, in the aggregate, shall be Sixty Thousand and 00/100 Dollars ($60,000.00).

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(c)               RISE Financial acknowledges and agrees that its and each RISE Financial Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII; provided that the provisions of this Section 7.3(c) shall not apply in the case of a claim for equitable remedies or intentional fraud.

Section 7.4 Indemnification Procedures for Third Party Claims.

(a)               In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected, in each case, in writing, by a third party (each, a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (each, a “Notice of Claim”); provided, however, that a failure by an Indemnitee to provide timely notice shall not affect the rights or obligations of such Indemnitee other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder provided, however, that a failure by an Indemnitee to include information that is incomplete or unknown shall not affect the rights of the Indemnitee or the obligations of the Indemnitor other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Indemnitee shall enclose with the Notice of Claim copies of all papers served and received by it with respect to such Third Party Claim, if any, and copies of any other documents received by it that evidence such Third Party Claim.

(b)               The Indemnitor shall have the right, but not the obligation, to, within twenty Business Days after the Indemnitees’ compliance with Section 7.4(a), assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided that the Indemnitor shall not be entitled to assume the defense of a Third Party Claim to the extent that (i) such Third Party Claim seeks an injunction or other equitable relief against any Indemnitee or (ii) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action, investigation, suit or proceeding. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for injunctive or equitable relief or does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such Third Party Claim with prejudice without the prior written consent of the Indemnitee (not to be unreasonably withheld, delayed or conditioned). The Parties will use commercially reasonable efforts to

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minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (which consent was not unreasonably withheld, delayed or conditioned).

(c)               If the Indemnitor does not assume the Third Party Defense within twenty Business Days after the Indemnitees’ compliance with Section 7.4(a) or the Indemnitor is not entitled to assume the Third Party Defense pursuant to Section 7.4(b), the Indemnitee will be entitled to assume the Third Party Defense upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (which consent was not unreasonably withheld, delayed or conditioned).

Section 7.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall notify the Indemnitor in writing promptly of its discovery of any matter for which it is seeking or plans to seek indemnification hereunder and that does not involve a Third Party Claim, such notice shall (a) state that the Indemnitee has paid Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder provided, however, that a failure by an Indemnitee to include information that is incomplete or unknown shall not affect the rights of the Indemnitee or the obligations of the Indemnitee other than if the Indemnitor shall have been actually prejudiced as a result of such failure. The Indemnitee will reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 7.6 Calculation of Indemnity Payments.

(a)              Each Indemnitee shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this ARTICLE VII by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification

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up to the amount received by the Indemnitee, net of any reasonable expenses incurred by such Indemnitee in collecting such amount.

(b)               To the extent required by applicable Law, each Indemnitee shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnitee becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(c)              In no event shall any Party be liable for (and the term Losses shall exclude) any (i) consequential, lost profits, special, indirect, or diminution in value Losses, or (ii) punitive damages unless, and solely to the extent that, a Party becomes obligated to pay any punitive damages to a third party that is not an Affiliate of any Party.

(d)               For purposes of determining the amount of Losses (but not for purposes of determining whether a breach of a representation or warranty has occurred) under this Article VII, all “materiality” and “material adverse effect” qualifiers contained in any representation or warranty shall be disregarded.

(e)               Any and all amounts payable by any Indemnitor to an Indemnitee will be payable promptly directly by such Indemnitor (or its designee) by wire transfer of same-day funds in accordance with payment instructions provided by such Indemnitee.

Section 7.7 Investigations. Notwithstanding anything contained herein to the contrary, no Indemnitee shall be entitled to indemnification or to recover Covered Losses from any Indemnitor for any inaccuracy in or breach of any representation or warranty made in this Agreement the Indemnitee had actual knowledge of such breach or inaccuracy (or of the facts, matters, or circumstances giving rise to, causing, or underlying such breach or inaccuracy) at the time of Closing.

Section 7.8 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Article VII as an adjustment to the purchase price for all Tax purposes.

Article VIII. INTENTIONALLY OMITTED

Article IX. MISCELLANEOUS

Section 9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by email, with the original mailed by overnight courier service; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(i)	if to the Company, to:

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Hedge Connection Inc.

19325 Outrider Loop

Bend, OR 97702

Attn: Lisa Vioni, CEO

with a required copy (which shall not constitute notice) to:

Dinsmore & Shohl LLP

900 Wilshire Drive, Suite 300

Troy, Michigan 48084

Attn: Jeffrey A. Hoover, Esq.

Email: jeff.hoover@dinsmore.com

(ii)	if to RISE Financial, to:

RISE Financial Services, LLC

4141 NE 2nd Ave., Suite 201

Miami, FL 33137

Attention: Andrew Reich

Email: areich@siebert.com

with a required copy (which shall not constitute notice) to:

Mitchell Silberberg & Knupp LLP

2049 Century Park East, 18th Floor

Los Angeles, CA 90067

Attention: Mark T. Hiraide, Esq.

Email: mth@msk.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice pursuant to this Section 9.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 9.2 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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Section 9.3 Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Any signature (including any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

Section 9.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Except as provided in Article VII, this Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 9.5 Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflicts of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.6 Consent to Jurisdiction; Waiver of Jury Trial. With respect to any dispute between the Parties in connection with or arising out of this Agreement, the Parties agree to submit the dispute to arbitration administered by FINRA under the FINRA Code of Arbitration Procedure for Industry Disputes (the “FINRA Code of Arbitration”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The dispute shall be heard exclusively in a location within the State, County and City of New York. The Parties shall attempt to agree to arbitrators from a list generated by FINRA’s Neutral List Selection System pursuant to FINRA Code of Arbitration Rule 13400. However, if they cannot agree to such arbitrators within fourteen (14) days, then the parties agree to utilize the FINRA Neutral List Selection System appointment process to appoint such arbitrators. The arbitration and the hearing will take place pursuant to the FINRA Code of Arbitration. The award shall be made within six months of the filing of the notice of intention to arbitrate (demand), and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrators for good cause shown, or by mutual agreement of the Parties. The arbitrators will have no authority to award punitive or other damages not

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measured by the prevailing party’s actual damages, including consequential or punitive damages. The arbitrators may determine how the costs and expenses of the arbitration shall be allocated between the parties, but they shall not award attorneys’ fees. With respect to injunctive relief in aid of arbitration, each Party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located within the County of New York in the State of New York. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.7 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.7 shall be null and void, ab initio.

Section 9.8 Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Company and by RISE Financial. Any term or condition of this Agreement may be waived at any time in writing by the Party against whom such waiver is sought to be entered. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure by any Party to enforce a provision of this Agreement shall be deemed to be or construed as a waiver of the right to enforce same or any other term or condition of this Agreement on any future occasion.

Section 9.10 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and schedules referred to herein are intended to be and hereby are made a part of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HEDGE CONNECTION INC.,
a Florida corporation

By:	/s/ LISA VIONI
Lisa Vioni
Chief Executive Officer

RISE FINANCIAL SERVICES, LLC,
a Delaware limited liability company

By:	/s/ CYNTHIA DIBARTOLO
Cynthia DiBartolo
Chief Executive Officer

/s/ LISA VIONI
LISA VIONI